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                         October 3, 2022

       Michael E. LaBelle
       Chief Financial Officer
       Boston Properties, Inc.
       800 Boylston Street, Suite 1900
       Boston, Massachusetts 02199-8103

                                                        Re: Boston Properties,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 6, 2022
                                                            File No. 001-13087

       Dear Michael E. LaBelle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Eric G. Kevorkian